UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 30, 2005

Nabi Biopharmaceuticals

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-04829	59-1212264
(Commission File Number)	(IRS Employer Identification No.)

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	02324
(Address of Principal Executive Offices)	(Zip Code)

(561) 989-5800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On June 30, 2005, Nabi Biopharmaceuticals (the “Company”) entered into a lease with ARE-30 West Watkins, LLC (the “Landlord”) for a new expanded research and development facility in Gaithersburg, Maryland. The Company decided to enter into the lease for the expanded facility at this time because of the favorable terms offered by the Landlord that allow the Company to consolidate in one building its Maryland regulatory and research and development staff currently located at a facility in Rockville, Maryland, and allow physical capacity for future growth while limiting increases in the Company’s rental expense through 2008. The material terms of the lease are described below.

Premises. The leased premises is a three story building located at 30 West Watkins Mill Road, Gaithersburg, Maryland.

Term. The term of the lease will commence on June 30, 2005. The initial term is 12 1/2 years, ending on December 31, 2017. The Company may extend the term for an additional five years by giving written notice to the Landlord between nine and 15 months prior to the expiration of the initial term if the Company is not in default under the lease and has not been in default three or more times in the 12 months before providing notice to extend.

Rent. The rent commencement date is January 1, 2006. The initial annual base rent will be approximately $2,313,000, adjusted annually by 3% as of January 1st of each year. The base rent will be reduced by credits of up to $1,115,000, $890,000, and $847,000 in 2006, 2007 and 2008, respectively, which, for 2006, is intended to be approximately equal to the Company’s rental expense for the Rockville facility during that year, based on current facility lease obligations. The Company is also responsible for payments for operating expenses and taxes for the Gaithersburg premises.

Tenant Improvements. The Company and the Landlord have agreed that approximately $13 million of tenant improvements will be made to the Gaithersburg premises. An allowance of $5,141,000 for the improvements is included in the base rent. An additional allowance of $8,225,000 for the improvements will be loaned to the Company by the Landlord. The outstanding principal balance of the loan will bear simple interest at 6% per annum for the first 24 months after the rent commencement date; however, if the Company repays the loan at any time during the first 24 months, then no interest will be due. Commencing on the first day of the 25th month after the rent commencement date, if not previously paid, the full amount of the additional allowance with accrued unpaid interest added to the principal will be amortized based on monthly payments with annual interest of 9% over the remaining initial term of the lease.

Option to Terminate. The Company may terminate the lease with respect to all or part of the premises on or before November 1, 2005, by giving written notice to the Landlord, accompanied by $771,000 as a termination fee. If the Company terminates the entire lease, then the Company must within 30 days of the date of termination also reimburse the Landlord for the amount of the tenant improvement allowance that has been disbursed by Landlord through the notice date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABI BIOPHARMACEUTICALS

Date: July 7, 2005	By:	/s/ Mark L. Smith
	Name:	Mark L. Smith
	Title:	Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer